  Exhibit 99

News Release

FOR IMMEDIATE RELEASE

Contact Information:

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6036
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS RESULTS, SHARE REPURCHASE PLAN, AND STRATEGIC INITIATIVES TO DRIVE INCREASED PROFITABILITY AND GROWTH

-- Board Authorizes Repurchase of Up to $1 Billion of Common Stock --

-- Fourth Quarter Net Income of $64 million, or $0.39 per Diluted Share --

-- Fourth Quarter Cash Income, As Adjusted, of $111 Million, or $0.69 per Diluted Share --

-- Assets Under Management of $685 Billion --

Baltimore, Maryland – May 10, 2010 – Legg Mason, Inc. (NYSE: LM) today reported its operating results for the fourth fiscal quarter and fiscal year ended March 31, 2010, a board authorization to repurchase up to $1 billion of common stock, and strategic initiatives to drive increased profitability and growth.

The Company reported net income of $63.6 million or $0.39 per diluted share, as compared with $44.9 million, or $0.28 per diluted share, in the previous quarter.  Cash income, as adjusted, for the fourth quarter was $111.3 million, or $0.69 per diluted share, as compared to $93.2 million, or $0.57 per diluted share, in the third quarter of fiscal 2010. For the fourth quarter, revenues were $671.4 million, down 3% from $690.5 million in the prior quarter.  Operating expenses of $565.6 million were down 7% from $611.3 million in the third quarter for fiscal year 2010.

Net income for fiscal year 2010 was $204.4 million, or $1.32 per diluted share, compared to a net loss of $2.0 billion, or $13.99 per diluted share, for fiscal year 2009 which resulted from money market fund support and impairment charges. Cash income, as adjusted, for the year was $381.3 million, or

(Amounts in millions, except per share amounts)
	Quarters Ended			Fiscal Year Ended
	March	December	March	March	March
	2010	2009	2009	2010	2009

Total Operating Revenues	$ 671.4	$ 690.5	$ 617.2	$ 2,634.9	$ 3,357.3
Total Operating Expenses	565.6	611.3	662.5	2,313.7	4,026.5
Operating Income (Loss)	105.8	79.2	(45.3)	321.2	(669.2)
Net Income (Loss) [1]	63.6	44.9	(330.2)	204.4	(1,967.9)
Cash Income (Loss), as adjusted[2]	111.3	93.2	(741.5)	381.3	(1,191.4)
Net Income (Loss) Per Share – Diluted[1]	0.39	0.28	(2.33)	1.32	(13.99)
Cash Income (Loss) Per Share, as adjusted[2]	0.69	0.57	(5.23)	2.45	(8.47)

(1) Net income represents net income (loss) attributable to Legg Mason, Inc.
(2) Please see Supplemental Data below for non-GAAP performance measures.

  Exhibit 99

News Release

$2.45 per diluted share, compared to a cash loss, as adjusted, of $1.2 billion, or $8.47 per diluted share, for fiscal year 2009.  Total revenues for fiscal year 2010 were $2.6 billion down 22% from $3.4 billion for fiscal year 2009.  For fiscal year 2010, operating expenses were $2.3 billion, down 43% from $4.0 billion in fiscal year 2009.

Assets Under Management (“AUM”) were $684.5 billion, as compared with $681.6 billion as of December 31, 2009 and up 8% from $632.4 billion as of fiscal year-end 2009.

Comments on Fiscal Year 2010 Results and New Strategic Focus

Mark R. Fetting, Chairman and CEO, said, “In fiscal 2010, our priority was to return the Company to profitability, strengthen our balance sheet and position the Company for future growth.  We have delivered four profitable quarters, possess a sound balance sheet with $1 billion in net free cash and generated cash income in excess of $100 million this quarter.  This strong cash position provides the opportunity to enhance shareholder value through stock repurchase. Importantly, many of the key managers across our complex have been delivering strong investment performance and improving business fundamentals which position us well to continue these positive trends.

“With this solid foundation in place, we are committed to our investment centric, multi-manager structure.  We believe it is an attractive model that provides the right environment for our investment managers to deliver world class investment results.

“Today we announce the streamlining of our business model to drive increased profitability and growth.

“Specifically,

•

We will transition certain shared services to investment affiliates where they will be closer to the actual client relationships and can be delivered with greater effectiveness.

•

The resources that remain at corporate will focus on strategic services such as retail distribution, capital allocation, and investing in and with investment affiliates.

•

Growth initiatives for fiscal year 2011 will include further investments in distribution and international growth, the expansion of capital available to seed products and the pursuit of additional lift-out and bolt-on transactions.

•

The Americas Distribution group will share in revenue from retail-based AUM growth.

•

We expect that these initiatives will result in cost savings of approximately $130 to $150 million on a run rate basis by the fourth quarter of fiscal year 2012.

•

As a result of these initiatives, we expect to incur restructuring and transition related costs in the range of $190 to $210 million over the next 18 months.

•

The net result of these actions should be an improvement in adjusted operating margins of 6 to 8% by the end of fiscal year 2012.

“The initiatives we outline today streamline our business model and will position the Company for future growth as well as increase our operating efficiency and overall profitability. Equally important, our affiliates will be positioned to continue to provide exceptional service to their clients.  Many of our affiliates already manage all or some of these services internally. Our corporate management team will work closely with the affiliates to transition these responsibilities going forward, as needed. Meanwhile, our corporate resources can be focused on the U.S. and international retail distribution efforts which generate sales for our affiliates. We have sharpened our focus on the activities where we can add the most value and are ready to execute on our strategy to fuel growth -- both organically and through acquisitions and other investment opportunities.  We are also repurchasing shares, which we believe is a compelling use for our capital given our prospects for generating shareholder value,” concluded Mr. Fetting.

  Exhibit 99

News Release

Assets Under Management Increased to $684.5 Billion

AUM increased to $684.5 billion from $681.6 billion at December 31, 2009 driven by market appreciation partially offset by reduced client outflows.  AUM was up 8% from $632.4 billion at fiscal year-end 2009.

•

Fixed income outflows were $8.0 billion for the quarter ended March 31st. Equity outflows and liquidity outflows were $2.4 billion and $0.5 billion, respectively.

•

At March 31, 2010, fixed income represented 53% of AUM, while equity represented 25% and liquidity represented 22% of AUM.

•

By business division, 70% of AUM was in the Americas Division and 30% of AUM was in the International Division.

•

Average AUM during the quarter was $681.2 billion compared to $693.3 billion in the third quarter of fiscal 2010 and $657.4 billion in the fourth quarter of fiscal 2009. Average AUM for the year was $675.5 billion compared with $810.4 billion for fiscal 2009.

Comparison to the Third Quarter of Fiscal Year 2010

Net income was $63.6 million, or $0.39 per diluted share, as compared with $44.9 million, or $0.28 per diluted share, in the third quarter of fiscal year 2010.

•

Revenues of $671.4 million were down 3% from $690.5 million in the prior quarter, due to waiving fees in our liquidity products, fewer days in the current quarter, and lower performance fees.

•

Operating expenses of $565.6 million decreased 7% from $611.3 million in the third quarter of fiscal 2010 as last quarter’s results included $28.3 million in real estate losses while this quarter’s results reflect an $8.3 million recovery of prior reserves due to recent sub-lease activity. This quarter’s results also include a $12.5 million settlement charge, net of related revenue sharing adjustment.

•

Operating margin was 15.8%, as compared to 11.5% in the third quarter of fiscal 2010.  Operating margin, as adjusted1, was 23.2% as compared with 17.9% in the third quarter.

•

Cash income, as adjusted, was $111.3 million, or $0.69 per diluted share, compared to cash income, as adjusted, of $93.2 million, or $0.57 per diluted share, in the third quarter.

Comparison to the Fourth Quarter of Fiscal Year 2009

Net income was $63.6 million, or $0.39 per diluted share, up from a net loss of $330.2 million, or $2.33 per diluted share, in the fourth quarter of fiscal year 2009 as the prior year quarter results included pre-tax money market fund support charges of $606.4 million.

•

Revenues of $671.4 increased 9% from the prior year quarter reflecting higher performance fees, notably at Permal and Western Asset Management, and an increase in average AUM.

•

Operating expenses of $565.6 million decreased by 15% from the prior year quarter. This was primarily due to non-cash intangible asset impairment charges of $82.9 million and $38.2 million in real estate losses in the fourth quarter of fiscal year 2009.

•

Operating margin was 15.8% as compared to a loss in the prior year quarter.  Operating margin, as adjusted, was 23.2% as compared with 8.2% over the same period a year ago.

1 Please see Supplemental Data below for non-GAAP performance measures.

  Exhibit 99

News Release

•

Cash income, as adjusted, was $111.3 million, or $0.69 per diluted share, compared to a cash loss, as adjusted, of $741.5 million for the fourth fiscal quarter 2009, or $5.23 per diluted share.

Comparison to Full Year Fiscal 2009

Net income was $204.4 million, or $1.32 per diluted share, compared with a net loss of $2.0 billion, or $13.99 per diluted share, for fiscal year 2009 as the year ago period included pre-tax money market fund support charges of $2.3 billion and non-cash goodwill and intangible asset impairment charges of $1.3 billion.

•

Total revenues for fiscal year 2010 were $2.6 billion, down 22% from $3.4 billion for fiscal year 2009. This was driven primarily by lower average assets under management.

•

For fiscal year 2010, operating expenses were $2.3 billion, down 43% from $4.0 billion in 2009, as the prior year results included $1.3 billion in non-cash goodwill and intangible asset impairment charges.

•

Operating margin was 12.2% as compared to a loss for the fiscal year 2009.  Operating margin, as adjusted, was 20.6% as compared to 23.8% for fiscal year 2009.

•

Cash income, as adjusted, for the year was $381.3 million, or $2.45 per diluted share, compared to a cash loss, as adjusted, of $1.2 billion, or $8.47 per diluted share, for fiscal year 2009.

Quarterly Business Developments

Product

•

Seven US municipal bond funds and two small cap funds were recognized by Lipper for consistently strong risk-adjusted performance relative to their peers.

•

Legg Mason Japan was awarded the best group in the mixed assets category at the Lipper Fund Awards 2010 in Tokyo.

•

A Permal fund won both the Best Fixed Income and Credit Award from InvestHedge at their 2010 Fund of Fund Awards in New York and the HFM Week “Fund of Hedge Funds Multi Strategy Over $1 Billion” at their European Fund Awards 2010 in London.

•

Assuming full exercise of the underwriters’ over-allotment option, Legg Mason raised $218.5 million in assets for the Western Asset Mortgage Defined Opportunity Fund ("DMO"), a new closed-end fund.

Performance

At March 31, 2010:

•

Of Legg Mason’s long-term U.S. mutual fund assets, 62% were beating their Lipper Category averages for the 1-year period; 68% for the 3-year period; 70% for the 5-year period and 80% for the 10-year period.

•

Of Legg Mason’s long-term U.S. mutual fund assets, 50% were rated 4 or 5 stars by Morningstar, including 80% of Royce’s fund assets.

•

All 9 of the Western Asset Funds outperformed their benchmarks for the 1-year periods while longer term relative performance continues to improve.

  Exhibit 99

News Release

•

Sixteen of 19 funds managed by Royce & Associates outperformed their benchmarks for the 3-year period, 14 of 15 funds outperformed for the 5-year period and all 9 funds outperformed for the 10-year period.

•

All 6 funds managed by LM Capital Management outperformed their benchmarks for the 1-year period, which will impact longer term performance over time. Four of the 6 funds were named as “Category Kings” in their respective categories by the Wall Street Journal for 1-year total returns as of March 31, 2010.

•

Three of 13 funds managed by ClearBridge Advisors outperformed their benchmark for the 1-year period, 8 out of 13 funds outperformed for the 3-year period, 5 of 13 outperformed for the 5-year period, and 9 of 13 outperformed for the 10-year period.

Balance Sheet

At March 31, 2010, Legg Mason’s cash position was $1.5 billion.  Total debt was $1.4 billion and stockholders' equity was $5.8 billion.  The ratio of total debt to total capital (total equity plus total debt) was 20%. The Legg Mason Board of Directors authorized a share repurchase program for up to $1 billion of common stock.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Fetting, will be held at 5 p.m. E.D.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-261-7147 (or for international calls 1-703-639-1227) at least 10 minutes prior to the scheduled start to ensure connection.

The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website (www.leggmason.com/investor relations.aspx) shortly after the release of the quarter and fiscal year ended March 31, 2010 financial results.

A replay or transcript of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-266-2081 (or for international calls 1-703-925-2533), access Pin Number 1451242, after completion of the call.  Please note that the replay will be available beginning at 7:00 p.m., E.D.T. on May 10, 2010 and ending on May 24, 2010.

About Legg Mason

Legg Mason is a global asset management firm, with $684.5 billion in assets under management as of March 31, 2010.  The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and in the Company’s quarterly reports on Form 10-Q.

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			For the Twelve Months Ended

	March 2010	December 2009	March 2009	March 2010	March 2009
Operating Revenues:
Investment advisory fees:
Separate accounts	$ 208,104	$ 208,860	$ 192,248	$ 814,824	$ 1,017,195
Funds	341,135	350,767	336,596	1,367,297	1,836,350
Performance fees	24,656	31,546	937	71,452	17,429
Distribution and service fees	96,113	97,900	85,718	375,333	475,003
Other	1,412	1,406	1,712	5,973	11,390
Total operating revenues	671,420	690,479	617,211	2,634,879	3,357,367

Operating Expenses:
Compensation and benefits	267,270	287,657	237,127	1,111,298	1,132,216
Distribution and servicing	167,419	177,660	180,620	691,931	969,964
Communications and technology	42,225	39,845	43,801	163,098	188,312
Occupancy	25,469	63,225	70,982	156,967	209,537
Amortization of intangible assets	5,731	5,746	8,013	22,769	36,488
Impairment charges	-	-	82,870	-	1,307,970
Other	57,470	37,198	39,133	167,633	182,060
Total operating expenses	565,584	611,331	662,546	2,313,696	4,026,547

Operating Income (Loss)	105,836	79,148	(45,335)	321,183	(669,180)

Other Non-Operating Income (Expense)
Interest income	1,584	2,225	3,511	7,367	56,272
Interest expense	(25,121)	(29,241)	(46,922)	(126,317)	(182,805)
Fund support	-	-	(606,426)	23,171	(2,283,236)
Other income (expense)	19,421	20,107	3,697	104,252	(109,248)
Total other non-operating income (expense)	(4,116)	(6,909)	(646,140)	8,473	(2,519,017)

Income (Loss) before Income Tax
Provision (Benefit)	101,720	72,239	(691,475)	329,656	(3,188,197)

Income tax provision (benefit)	36,619	26,006	(364,531)	118,676	(1,223,203)

Net Income (Loss)	65,101	46,233	(326,944)	210,980	(1,964,994)
Less: Net income attributable to
to noncontrolling interests	1,494	1,311	3,280	6,623	2,924

Net Income (Loss) attributable to
Legg Mason, Inc.	$ 63,607	$ 44,922	$ (330,224)	$ 204,357	$ (1,967,918)

Net income (loss) per share
attributable to Legg Mason, Inc.
common shareholders:
Basic	$ 0.40	$ 0.28	$ (2.33)	$ 1.33	$ (13.99)

Diluted	$ 0.39	$ 0.28	$ (2.33)	$ 1.32	$ (13.99)

Weighted average number of shares outstanding:
Basic	160,952	160,815	141,709	153,715	140,669
Diluted(1)	161,703	162,949	141,709	155,362	140,669

(1) Diluted shares are the same as basic shares for periods with a loss.

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC.
TO CASH INCOME (LOSS), AND CASH INCOME (LOSS), AS ADJUSTED(1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			For the Twelve Months Ended

	March 2010	December 2009	March 2009	March 2010	March 2009

Net Income (Loss) attributable to Legg Mason, Inc.	$ 63,607	$ 44,922	$ (330,224)	$ 204,357	$ (1,967,918)

Plus (Less):
Amortization of intangible assets	5,731	5,746	8,013	22,769	36,488
Deferred income taxes on intangible assets	33,077	33,855	35,379	136,252	142,494
Deferred income taxes on impairment charges	-	-	(70,265)	-	(444,618)
Imputed interest on convertible debt(2)	8,862	8,632	8,321	34,445	32,340
Cash Income (Loss)	111,277	93,155	(348,776)	397,823	(2,201,214)

Plus (Less):
Net money market fund support (gains) losses(3)	-	-	367,449	(16,565)	1,376,579
Impairment charges	-	-	82,870	-	1,307,970
Net loss on sale of SIV securities(3)	-	-	(843,025)	-	(1,674,724)
Cash Income (Loss), as adjusted	$ 111,277	$ 93,155	$ (741,482)	$ 381,258	$ (1,191,389)

Net Income (Loss) per Diluted Share attributable to Legg Mason, Inc.
common shareholders	$ 0.39	$ 0.28	$ (2.33)	$ 1.32	$ (13.99)

Plus (Less):
Amortization of intangible assets	0.04	0.03	0.06	0.14	0.26
Deferred income taxes on intangible assets	0.20	0.21	0.25	0.88	1.01
Deferred income taxes on impairment charges	-	-	(0.50)	-	(3.16)
Imputed interest on convertible debt(2)	0.06	0.05	0.06	0.22	0.23
Cash Income (Loss) per Diluted Share	0.69	0.57	(2.46)	2.56	(15.65)

Plus (Less):
Net money market fund support (gains) losses(3)	-	-	2.59	(0.11)	9.79
Impairment charges	-	-	0.59	-	9.30
Net loss on sale of SIV securities(3)	-	-	(5.95)	-	(11.91)
Cash Income (Loss) per Diluted Share, as adjusted	$ 0.69	$ 0.57	$ (5.23)	$ 2.45	$ (8.47)

(1) See explanations for Use of Supplemental Data as Non-GAAP Performance Measures.

(2)   Effective April 1, 2009, Legg Mason was required by accounting literature to retroactively impute (non-cash) interest expense on convertible debt using an effective interest rate that would have been attributable to nonconvertible debt at the original date of issuance. This adjustment also includes the actual tax benefits relating to the convertible debt that are not recognized for GAAP purposes.

(3) Includes related adjustments to operating expenses, if applicable, and income tax provision (benefit).

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF OPERATING MARGIN, AS ADJUSTED (1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			For the Twelve Months Ended

	March 2010	December 2009	March 2009	March 2010	March 2009

Operating Revenues, GAAP basis	$ 671,420	$ 690,479	$ 617,211	$ 2,634,879	$ 3,357,367

Less:
Distribution and servicing expense	167,419	177,660	180,620	691,931	969,964
Operating Revenues, as adjusted	$ 504,001	$ 512,819	$ 436,591	$ 1,942,948	$ 2,387,403

Operating Income (Loss)	$ 105,836	$ 79,148	$ (45,335)	$ 321,183	$ (669,180)

Add (Less):
Gains (losses) on deferred compensation and seed investments	11,182	12,615	(1,898)	79,316	(70,950)
Impairment charges	-	-	82,870	-	1,307,970

Operating Income, as adjusted	$ 117,018	$ 91,763	$ 35,637	$ 400,499	$ 567,840

Operating margin, GAAP basis	15.8%	11.5%	(7.3)%	12.2%	(19.9)%
Operating margin, as adjusted	23.2	17.9	8.2	20.6	23.8

(1) See explanations for Use of Supplemental Data as Non-GAAP Performance Measures

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)

Assets Under Management
	Quarters Ended

	March 2010	December 2009	September 2009	June 2009	March 2009
By asset class:
Equity	$ 173.8	$ 168.7	$ 165.6	$ 143.6	$ 126.9
Fixed Income	364.3	365.8	385.7	366.6	357.6
Liquidity	146.4	147.1	151.4	146.7	147.9
Total	$ 684.5	$ 681.6	$ 702.7	$ 656.9	$ 632.4

By asset class (average):
Equity	$ 167.4	$ 164.6	$ 155.7	$ 138.0	$ 134.2
Fixed Income	365.6	378.8	377.5	362.3	370.0
Liquidity	148.2	149.9	150.8	146.9	153.2
Total	$ 681.2	$ 693.3	$ 684.0	$ 647.2	$ 657.4

By division:
Americas	$ 475.8	$ 472.9	$ 484.3	$ 457.1	$ 446.7
International	208.7	208.7	218.4	199.8	185.7
Total	$ 684.5	$ 681.6	$ 702.7	$ 656.9	$ 632.4

Component Changes in Assets Under Management

	Quarters Ended

	March 2010	December 2009	September 2009	June 2009	March 2009
Beginning of period	$ 681.6	$ 702.7	$ 656.9	$ 632.4	$ 698.2
Net client cash flows	(10.9)	(32.7)	(8.1)	(30.3)	(43.5)
Market performance and other	13.8	11.6	53.9	54.8	(21.7)
Acquisitions (Dispositions), net	-	-	-	-	(0.6)
End of period	$ 684.5	$ 681.6	$ 702.7	$ 656.9	$ 632.4

By Division

Americas
Beginning of period	$ 472.9	$ 484.3	$ 457.1	$ 446.7	$ 490.6
Net client cash flows	(10.9)	(21.4)	(11.8)	(27.0)	(28.4)
Market performance and other	13.8	10.0	39.0	37.4	(14.9)
Acquisitions (Dispositions), net	-	-	-	-	(0.6)
End of period	$ 475.8	$ 472.9	$ 484.3	$ 457.1	$ 446.7

International
Beginning of period	$ 208.7	$ 218.4	$ 199.8	$ 185.7	$ 207.6
Net client cash flows	-	(11.3)	3.7	(3.3)	(15.1)
Market performance and other	-	1.6	14.9	17.4	(6.8)
Acquisitions (Dispositions), net	-	-	-	-	-
End of period	$ 208.7	$ 208.7	$ 218.4	$ 199.8	$ 185.7

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Amounts in billions)
(Unaudited)

	For the Years Ended

	March 2010	March 2009
Beginning of period	$ 632.4	$ 950.1
Net client cash flows	(82.0)	(158.9)
Market performance and other	134.1	(157.7)
Acquisitions (Dispositions), net	-	(1.1)
End of period	$ 684.5	$ 632.4

By Division

Americas
Beginning of period	$ 446.7	$ 672.2
Net client cash flows	(71.1)	(110.1)
Market performance and other	100.2	(114.3)
Acquisitions (Dispositions), net	-	(1.1)
End of period	$ 475.8	$ 446.7

International
Beginning of period	$ 185.7	$ 277.9
Net client cash flows	(10.9)	(48.8)
Market performance and other	33.9	(43.4)
Acquisitions (Dispositions), net	-	-
End of period	$ 208.7	$ 185.7

  Exhibit 99

News Release

Use of Supplemental Data as Non-GAAP Performance Measures

As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “cash income”, “cash income, as adjusted," and “operating margin, as adjusted” that management uses as benchmarks in evaluating and comparing the period-to-period operating performance of Legg Mason, Inc. and its subsidiaries.

Cash Income (Loss), as Adjusted

We define “cash income” as net income (loss) attributable to Legg Mason Inc. plus amortization and deferred taxes related to intangible assets and goodwill, and imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and intangible asset impairment.  We define "cash income, as adjusted" as cash income plus (less) net money market fund support losses (gains) and impairment charges less net losses on the sale of the underlying SIV securities.

We believe that cash income and cash income, as adjusted, provide good representations of our operating performance adjusted for non-cash acquisition related items and other items as indicators of value that facilitate comparison of our results to the results of other asset management firms that have not engaged in money market fund support transactions, issued contingent convertible debt or made significant acquisitions, including any related goodwill or intangible asset impairments.

We also believe that cash income and cash income, as adjusted, are important metrics in estimating the value of an asset management business. These measures are provided in addition to net income, but are not a substitute for net income and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Further, cash income and cash income, as adjusted, are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.  Legg Mason considers cash income and cash income, as adjusted, to be useful to investors because they are important metrics in measuring the economic performance of asset management companies, as indicators of value that facilitate comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in money market fund support transactions, significant acquisitions or issued convertible debt.

In calculating cash income, we add the impact of the amortization of intangible assets from acquisitions, such as management contracts, to net income to reflect the fact that these non-cash expenses distort comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in significant acquisitions.  Deferred taxes on indefinite-life intangible assets and goodwill represent actual tax benefits that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we actually receive these tax benefits on indefinite-life intangibles and goodwill over time, we add them to net income in the calculation of cash income.  Conversely, we subtract the realized income tax benefits on impairment charges that have been recognized under GAAP.  We also add back imputed interest on contingent convertible debt, which is a non-cash expense, as well as the actual tax benefits on the related contingent convertible debt that are not realized under GAAP.  In calculating cash income, as adjusted, we add (subtract) net money market fund support losses (gains) (net of losses on the sale of the underlying SIV securities, if applicable) and impairment charges to cash income to reflect that these charges distort comparisons of Legg Mason’s operating results to prior periods and the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions, including any related impairments.

  Exhibit 99

News Release

Should a disposition or impairment charge for indefinite-life intangibles or goodwill occur, its impact on cash income and cash income, as adjusted, may distort actual changes in the operating performance or value of our firm. Also, realized losses on money market fund support transactions are reflective of changes in the operating performance and value of our firm. Accordingly, we monitor these items and their related impact, including taxes, on cash income and cash income, as adjusted, to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating cash income or cash income, as adjusted, because these charges are related to assets that will ultimately require replacement.

Operating Margin, as Adjusted

We  calculate “operating margin, as adjusted,” by dividing (i) operating income, adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans, the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing agreements and, impairment charges by (ii) our operating revenues less distribution and servicing expenses that are passed through to third-party distributors, which we refer to as “adjusted operating revenues”.  The compensation items are removed from operating income in the calculation because they are offset by an equal amount in Other non-operating income (expense), and thus have no impact on net income.  We use adjusted operating revenues in the calculation to show the operating margin without distribution revenues that are passed through to third parties as a direct cost of selling our products.  Legg Mason believes that operating margin, as adjusted, is a useful measure of our performance because it provides a measure of our core business activities excluding items that have no impact on net income and because it indicates what Legg Mason’s operating margin would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products.  This measure is provided in addition to the Company’s operating margin calculated under GAAP, but is not a substitute for calculations of margins under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies.